Exhibit 10.64

FIFTH AMENDMENT TO
COMMON TERMS AGREEMENT

This Fifth Amendment, dated as of November 16, 2020 (the “Fifth Amendment”), amends the Amended and Restated Common Terms Agreement, dated as of May 22, 2018 (as amended by the First Amendment, dated as of November 28, 2018, the Second Amendment, dated as of August 30, 2019, the Third Amendment, dated as of November 8, 2019, the Fourth Amendment, dated as of November 26, 2019 and as further amended, amended and restated, modified or supplemented from time to time, the “Common Terms Agreement”), by and among Cheniere Corpus Christi Holdings, LLC (the “Borrower”), Corpus Christi Liquefaction, LLC, Cheniere Corpus Christi Pipeline, L.P. and Corpus Christi Pipeline GP, LLC (the “Guarantors” and, together with the Borrower, the “Loan Parties”), Société Générale as the Term Loan Facility Agent, The Bank of Nova Scotia as the Working Capital Facility Agent, each other Facility Agent on behalf of its respective Facility Lenders, and Société Générale as the Intercreditor Agent. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Common Terms Agreement.

    WHEREAS, the use of LIBOR is expected to be phased out by the end of 2021 and consequently the Loan Parties wish to enter into this Fifth Amendment to the Common Terms Agreement in order to establish a mechanism for determining an alternative benchmark interest rate to be applied across each Facility Agreement currently using LIBOR as the benchmark interest rate;

WHEREAS, pursuant to Schedule A (Common Definitions and Rules of Interpretation – Interpretation), any Gas Hedging Instrument entered into by a Loan Party must meet certain criteria to be permitted under the Finance Documents and as Train Three is expected to achieve Substantial Completion in early 2021, to reflect the needs of the Project, the Loan Parties wish to enter into this Fifth Amendment in order to increase the maximum volumes permitted for Gas Hedging Instruments;

WHEREAS, the Loan Parties from time to time enter into certain contracts for the purchase of physical electricity at a fixed price on a non-speculative basis to manage electricity price risk and wish to enter into this Fifth Amendment in order to clarify that the transaction for physical electrical power and related products do not constitute Power Hedging Instruments and to clarify the parameters for entering into such contracts for the purchase of physical electricity at a fixed price;

WHEREAS, pursuant to Section 12.3(c) (Project Construction; Maintenance of Properties) of the Common Terms Agreement, unless the applicable Defect Correction Period (and any extension thereof) with respect to each Subproject has expired, the Borrower is required to draw on the EPC Letter of Credit at the time of any reduction thereof and due to the anticipated significantly lower cost of completing the remediation work for Train One and Train Two, the Loan Parties wish to clarify this section and permit the EPC Contractor to reduce the EPC Letter of Credit with respect to Train One and Train Two to an amount sufficient to cover remaining remediation costs without having to make a draw in the amount of the reduction;

WHEREAS, the Intercreditor Agent is executing this amendment as set forth herein pursuant to Section 23.16 (Amendments) of the Common Terms Agreement, Section 10.01 (Decisions; Amendments, Etc.) of the Term Loan Facility Agreement, Section 11.01 (Decisions; Amendments, Etc.) of the Working Capital Facility Agreement, Section 3 (Voting and Decision Making) and Section 4 (Modifications; Instructions; Other Relationships) of the Intercreditor Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and subject to the terms and conditions herein set forth, the parties hereto agree as follows:

Section 1. Amendments to Common Terms Agreement. The Borrower, the Guarantors and the Intercreditor Agent each agree that the Common Terms Agreement is hereby amended by:

(a)amending Section 12.3(c) (Project Construction; Maintenance of Properties) by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:

Unless the applicable Defect Correction Period (and any extension thereof) with respect to ~~each~~ the applicable Subproject has expired and the EPC Contractor has completed and paid any warranty claims submitted by the Loan Parties with respect to such Subproject, the Borrower shall draw on the EPC Letter of Credit at the time of any reduction thereof other than pursuant to Section 9.2B (Irrevocable Standby Letter of Credit) of ~~each~~ the Applicable EPC Contract in the amount of such reduction; provided that: (i) on or after November 16, 2020, the EPC Letter of Credit may be reduced to two percent (2%) of the Contract Price for the EPC Contract (T1/T2) without a corresponding draw on such EPC Letter of Credit; and (ii) upon the date that is 18 months following the date of Substantial Completion of Subproject 2 (as defined in the EPC Contract (T1/T2), the EPC Letter of Credit may be reduced to an amount agreed between Borrower and the EPC Contractor (and certified by the Borrower to the Intercreditor Agent) to be reasonably necessary to complete any corrective work to remedy defects identified during the Defect Correction Period with respect to Subproject 1 and Subproject 2 without a corresponding draw on such EPC Letter of Credit.

(b)adding a new Section 12.30 (Electricity Purchase Agreements) as follows:

12.30    Electricity Purchase Agreements

The Loan Parties shall not enter into any individual contract, agreement, letter agreement or other instrument for the purchase of physical electricity at a fixed price from any electricity supplier or provider (each such contract, agreement or other instrument, a “Fixed Price Electricity Purchase

Agreement”) without the prior written consent of the Intercreditor Agent (acting on the instructions of the Requisite Intercreditor Parties); provided that no such consent will be necessary so long as such Fixed Price Electricity Purchase Agreement (a) is entered into for non-speculative purposes and is on arm’s-length terms, (b) does not set a fixed electricity price for any date occurring after the seventh anniversary of the date on which such price was contractually agreed under such Fixed Price Electricity Purchase Agreement and (c) does not set a fixed electricity price covering a duration exceeding seven years commencing on the later of the date on which such Fixed Price Electricity Purchase Agreement was entered into and the date on which it is amended, supplemented or modified to extend its duration. For the avoidance of doubt, the Electricity Sales and Purchase Agreement, dated as of February 17, 2017, between CCL and Calpine Energy Solutions, LLC (“Calpine”) (as amended, restated or otherwise modified from time to time) and the Electricity Sales and Purchase Agreement, dated as of February 17, 2017, between CCP and Calpine (as amended, restated or otherwise modified from time to time) are not themselves Fixed Price Electricity Purchase Agreements; provided, however, that any addendum to or confirmation under either of the foregoing agreements that provides for the purchase of physical electricity at a fixed price from Calpine shall constitute Fixed Price Electricity Purchase Agreements and be subject to the foregoing covenant.

(c)adding a new Section 23.25 (Effect of Benchmark Transition Event) as follows:

23.25    Effect of Benchmark Transition Event.

(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Financing Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Intercreditor Agent and Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Business Day after the Intercreditor Agent has posted such proposed amendment to all Lenders and Borrower so long as the Intercreditor Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Intercreditor Parties. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Intercreditor Parties have delivered to the Intercreditor Agent written notice that such Required Intercreditor Parties accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 23.25 will occur prior to the applicable Benchmark Transition Start Date.

(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Intercreditor Agent, with the written consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed), will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)Notices; Standards for Decisions and Determinations. The Intercreditor Agent will promptly notify Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Intercreditor Agent or Lenders pursuant to this Section 23.25, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 23.25.

(d)Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for a LIBO Loan (as defined in the applicable Facility Agreement) of, conversion to or continuation of LIBO Loan (as defined in the applicable Facility Agreement) to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans (as defined in the applicable Facility Agreement). During any Benchmark Unavailability Period, the component of Base

Rate based upon LIBOR will not be used in any determination of Base Rate.

(e)Facility Agreements. The provisions of this Section 23.25 shall apply to all Facility Agreements and to the extent any provisions of this Section 23.25 and the definitions used herein are inconsistent with any provision of such Facility Agreements or any other Finance Documents, the provisions of this Section 23.25 shall be controlling.

(f)Certain Defined Terms. As used in this Section 23.25:

“Benchmark Replacement” means, with respect to any Benchmark Transition Event or Early Opt-in Election, the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Intercreditor Agent and Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Intercreditor Agent and Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical,

administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Intercreditor Agent decides, with the consent of Borrower (not to be unreasonably withheld, conditioned or delayed), may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Intercreditor Agent in a manner substantially consistent with market practice (or, if the Intercreditor Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Intercreditor Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Intercreditor Agent decides, with the consent of Borrower (not to be unreasonably withheld, conditioned or delayed), is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and(b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Intercreditor Agent or the Required Intercreditor Parties, as applicable, with the consent of Borrower (not to be unreasonably withheld, conditioned or delayed), by notice to the Intercreditor Agent (in the case of such notice by the Required Intercreditor Parties) and each Facility Agent.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 23.25 (Effect of Benchmark Transition Event) and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to Section 23.25 (Effect of Benchmark Transition Event).

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Intercreditor Agent or (ii) a notification by the Required Intercreditor Parties to the Intercreditor Agent (with a copy to Borrower) that the Required Intercreditor Parties have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 23.25 (Effect of Benchmark Transition Event), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2) (i) the election by the Intercreditor Agent or (ii) the election by the Required Intercreditor Parties, in each case, with the consent of Borrower (not to be unreasonably withheld, conditioned or delayed), to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Intercreditor Agent of written notice of such election to Borrower and each Facility Agent or by the Required Intercreditor Parties of written notice of such election to the Intercreditor Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

(d)amending the following definitions in Schedule A (Common Definitions and Rules of Interpretation – Interpretation) by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:

“Permitted Hedging Instrument” means a Hedging Instrument entered into by a Loan Party in the ordinary course of business and that (i) is with a Hedging Bank, a Gas Hedge Provider, a Power Hedge Provider or any other party that is a counterparty to a Hedging Instrument, (ii) if secured, is of the type referred to in clause (a) or (b) of the definition of Hedging Instrument and (iii) is entered for non-speculative purposes and is on arm’s-length terms; provided that (a) if such Hedging Instrument is a Gas Hedging Instrument, ~~it is for a period not to exceed the three prompt month contracts (or in the case of Basis Swaps, thirty six months) and the aggregate quantum under all~~ Permitted Hedging Instruments are limited to the following: (1) Futures Contracts, Fixed-Floating Futures Swaps, NYMEX Natural Gas Futures Contracts and Swing Swaps ~~does not exceed 50 TBtu~~ for gas hedging purposes for up to a maximum of 72.5 TBtu of gas utilizing intra-month and up to three prompt month contracts, (2) Index Swaps ~~does not exceed 23.25 TBtus~~ for gas hedging purposes for up to a maximum of 34.9 TBtu per month of gas utilizing up to three prompt month contracts, and (3) Basis Swaps ~~does not exceed 23.25 TBtus~~ for gas hedging purposes for up to a maximum of 34.9 TBtu per month with a tenor up to 36 months, where the limitations in each of the categories described in sub-clauses (1), (2) and (3) are not aggregated, and (b) if such Hedging Instrument is a Power Hedging Instrument, the aggregate quantum under such Hedging Instrument does not exceed 3,650,000 megawatt hours and each such Hedging Instrument is for a period not to exceed sixty months where the first month is the month in which the power hedging contract is executed. “Permitted Hedging Instrument” includes any “Permitted Senior Debt Hedging Instrument.”

“Power Hedging Instruments” means ~~electricity~~ financial commodity derivative transactions, including but not limited to swaps, options contracts, futures contracts, options on futures contracts, caps, floors, collars or any other similar arrangements, entered into by any Loan Party related to ~~movements in electricity~~ electrical power prices. For the avoidance of doubt, a transaction for physical electrical power and related products shall not constitute a Power Hedging Instrument.

“Subsequent Material Project Agreements” means any contract, agreement, letter agreement or other instrument (other than a Real Property Document) to which a Loan Party becomes a party after the Second Phase Closing Date that:

(a) replaces or substitutes for an existing Material Project Agreement;

(b) with respect to any Gas supply contract between any Loan Party and any Gas supplier or any Gas transportation contract between any Loan Party and any Qualified Transporter, (i) contains obligations and liabilities that are in excess of $20 million per year and (ii) is for a term that is greater than seven years;

(c)~~is a CCP Construction Contract~~ [reserved];

(d) except as provided in clause (b) and (c) above or clause (f) below, (i) contains obligations and liabilities that are in excess of $50 million over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than seven years; provided that the following shall not constitute Subsequent Material Project Agreements: (A) any construction contracts entered into following the Second Phase Closing Date, until such time as any Loan Party has entered into construction contracts following the Second Phase Closing Date that contain obligations and liabilities which in the aggregate are equal to at least $100 million, (B) any LNG SPAs that are not Qualifying LNG SPAs and any guarantee thereof, (C) prior to the incurrence of any PDE Senior Debt, any contract, agreements, letter agreement or other instrument containing obligations or liabilities of a Loan Party which is not effective by its terms unless and until PDE Senior Debt is incurred and (D) prior to the incurrence of any Expansion Senior Debt following the Second Phase Closing Date, any contract, agreement, letter agreement or other instrument containing obligations or liabilities which is not effective by its terms unless and until the Expansion Senior Debt is incurred; ~~or~~

(e)is a guarantee provided in favor of any Loan Party by a guarantor or a counterparty under a Subsequent Material Project Agreement; or

(f)is a physical electricity purchase contract, agreement, letter agreement or other instrument and the Intercreditor Agent has required designation thereof as a Subsequent Material Project Agreement in connection with any consent, waiver or approval provided by it for entry into such contract, agreement, letter agreement or other instrument pursuant to Section 12.30 (Electricity Purchase Agreements) of the Common Terms Agreement.

For the purposes of this definition (other than with respect to clause (f)), any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable. Subsequent Material Project Agreements that are executed in a form previously attached to a Material Project Agreement (or Subsequent Material Project Agreement approved by the Intercreditor Agent (acting at the direction of the Requisite Intercreditor Parties)) will not be subject to the prior Intercreditor Agent approval requirements set forth in Section 12.5 (Material Project Agreements) of the Common Terms Agreement; provided that, the notice requirements in Section 10.3(o) and 10.3(p) shall apply to such Subsequent Material Project Agreements.

Section 2. Borrower Certification. Borrower certifies that, as of the date hereof, its good faith and reasonable estimate of the cost of the remaining Corrective Work (as defined in the EPC Contract (T1/T2)) with respect to Train 1 is $2.0 million.

Section 3. Effectiveness. This Fifth Amendment shall be effective upon (x) the receipt by the Intercreditor Agent of executed counterparts of this Fifth Amendment by the Borrower and each Guarantor and (y) the execution of this Fifth Amendment by the Intercreditor Agent.

Section 4. Finance Document. This Fifth Amendment constitutes a Finance Document as such term is defined in, and for purposes of, the Common Terms Agreement.

Section 5. GOVERNING LAW. THIS FIFTH AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

Section 6. Headings. All headings in this Fifth Amendment are included only for convenience and ease of reference and shall not be considered in the construction and interpretation of any provision hereof.

Section 7. Binding Nature and Benefit. This Fifth Amendment shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted transfers and assigns.

Section 8. Counterparts. This Fifth Amendment may be executed, manually or electronically, in multiple counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Fifth Amendment by facsimile or in electronic document format (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Fifth Amendment.

Section 9. No Modifications; No Other Matters. Except as expressly provided for herein, the terms and conditions of the Common Terms Agreement shall continue unchanged and shall remain in full force and effect. Each amendment granted herein shall apply solely to the matters set forth herein and such amendment shall not be deemed or construed as an amendment of any other matters, nor shall such amendment apply to any other matters.

Section 10. Electronic Execution of Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Fifth Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Fifth Amendment to the Common Terms Agreement to be duly executed and delivered as of the day and year first above written.

CHENIERE CORPUS CHRISTI
HOLDINGS, LLC, as the Borrower

By:	/s/ Lisa C. Cohen
Name: Lisa Cohen
Title: Treasurer

CORPUS CHRISTI LIQUEFACTION,
LLC, as Guarantor

By:	/s/ Lisa C. Cohen
Name: Lisa Cohen
Title: Treasurer

CHENIERE CORPUS CHRISTI
PIPELINE, L.P., as Guarantor

By:	/s/ Lisa C. Cohen
Name: Lisa Cohen
Title: Treasurer

CORPUS CHRISTI PIPELINE GP, LLC,
as Guarantor

By:	/s/ Lisa C. Cohen
Name: Lisa Cohen
Title: Treasurer

SIGNATURE PAGE TO FIFTH AMENDMENT TO CCH A&R COMMENT TERMS AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Fifth Amendment to the Common Terms Agreement to be duly executed and delivered as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE,
as Intercreditor Agent on behalf of itself,
each Facility Agent and the Requisite
Intercreditor Parties

By:	/s/ Ellen Turkel
Name: Ellen Turkel
Title: Director

SIGNATURE PAGE TO FIFTH AMENDMENT TO CCH A&R COMMENT TERMS AGREEMENT